500 PLAZA DRIVE
SECAUCUS, NJ 07094
PHONE 201.453.6400

August 9, 2024

Claudia Lima-Guinehut
130 William Street, Apt. 16D
New York, NY 10038

Dear Claudia,

On behalf of The Children's Place, Inc. (the “Company”), it is my pleasure to confirm our offer of employment for the position of Brand President, reporting to Muhammad Umair. Your principal place of employment shall be at the Company's offices in Secaucus, New Jersey, with the ability to work from your home or other remote location at your discretion in-line with the Company’s policies. Your offer of employment is contingent upon the successful completion of your background check. Details of our offer are as follows:

•EFFECTIVE DATE:     September 9, 2024

•ANNUAL BASE SALARY:     $625,000.00

•BONUS: You will be eligible to participate in our annual management incentive plan beginning with fiscal 2024. Your target bonus will be 75% of your annual salary. You must be employed on the date of the bonus payout to be eligible to receive your bonus; provided, that, if you are terminated by the Company without Cause (as defined in the Change in Control Severance Agreement as described below) or you resign with Good Reason (as defined in the Change in Control Severance Agreement as described below), you shall receive the bonus payout as if your employed continued through the date of such bonus payout.

We believe that achieving our annual financial and business objectives is important to executing our business strategy and delivering value to our stockholders. The Children’s Place Management Incentive Plan (the “Bonus Plan”) is designed to reward eligible associates for their role in achieving these objectives. The Company must meet threshold funding requirements in order to make bonus payments. Once the bonus pool is funded at a given level, the Company will consider an associate’s target percentage. Actual bonus payouts may differ based on Company and individual performance and remain subject to the Board’s discretion and final approval. An associate must achieve an overall performance rating of “Meets Expectations” at his or her annual review to be bonus eligible. The Company reserves the right to modify the plan at any time, with or without notice.

oNEW HIRE LONG-TERM INCENTIVE AWARD: Based upon your position with the Company, you will receive a long-term incentive award.

•Value of Award: 60,000 stock units
•Grant Date: Same date as all other senior executives (2024 long-term award grants have yet to be made (in the event that other senior executives receive awards prior to your start date, the grant date of your award shall be your start date)
•Award Type: The award will be in the form of TRSUs & PRSUs. This award will vest in May 2025, 2026 & 2027, with the awards (20,000 shares) that vest in May 2025 being TRSUs and the awards vesting in May 2026 & May 2027 (20,000 shares each year) being PRSUs, subject to the achievement of a single performance metric each year based on the Company’s free cash flows. The vesting of the award also remains subject to your continued employment as of any vesting date.

•ANNUAL EQUITY AWARD: In 2025, you will be eligible to receive a long-term incentive award of not less than 60,000 stock units at the same time as other senior executives in the Company, subject to the approval of the Human Capital and Compensation Committee of the Board of Directors and the Equity Award Policy.

•401(k) PLAN: You will be eligible as of the first of the month following your commencement date to participate in The Children’s Place 401(k) Savings Plan. After completing one year of service, the Company will match on a dollar-for-dollar basis the first 3% of eligible pay you contribute each pay period and then $0.50 for every dollar you contribute between 4% and 5% of your eligible pay. You are 100% vested in the matching contributions. You will receive additional information during your new hire orientation.

•PAID TIME OFF: You will be eligible for 25 days of Paid Time Off (PTO) each fiscal year (February through January), subject to the Company's accrual policy. PTO accruals increase after 2 years of service, and again after 5 years of service. Full-time associates in New Jersey may carry over up to 40 hours of PTO time a year to the next fiscal year. You will not be paid out any accrued or unused PTO upon termination of employment. The number of days you are eligible to receive during the current fiscal year will be prorated based on your commencement date. Your PTO days do not include ten (10) Company paid holidays. The Company's PTO policy and Company paid holidays are subject to change annually. Please review the Corporate Time Off Policy for additional details.

•OTHER BENEFITS: You will be eligible as of the first of the month following your commencement date for other benefits (long term disability, health and life insurance) available to other associates at your level. In lieu of any relocation expenses, the Company will provide you with an annual allowance of $15,000 for commuter expenses.
•CHANGE IN CONTROL: Subject to your execution and delivery to the Company of a Change in Control Severance Agreement (the "Change in Control Severance Agreement"), you will receive severance if you are terminated other than for Cause (as defined in the Change in Control Severance Agreement) or resign for Good Reason (as defined in the Change in Control Severance Agreement) in anticipation of, or subsequent to, a Change in Control (as defined in the Change in Control Severance Agreement). Under the Change in Control Severance Agreement, the severance period is 18 months. Treatment of your equity awards in connection with a Change in Control will be as set forth in the applicable equity award agreement. The terms of the equity award agreements are subject to change by the Compensation Committee at any time. Unless the Change in Control Severance Agreement is otherwise terminated earlier pursuant to its terms, it will remain in force for two years from the execution thereof and it will renew for additional one year periods unless the Company provides you with notice of nonrenewal at least

90 days prior to the second anniversary date thereof or, if renewed, at least 90 days prior to each subsequent renewal.

•SEVERANCE: In the event that you are terminated by the Company without Cause or you resign with Good Reason (each as defined in the Change in Control Severance Agreement) and you are not entitled to payments under the Change in Control Severance Agreement, the amount you will be entitled to will be the greater of (i) twelve month's severance in the form of salary continuation payments at your then current salary or (ii) the amount available to other associates at your level under the Company's severance guidelines, provided, in all cases, that such severance shall automatically and immediately be reduced by the amount of salary or other like compensation you receive from employment or engagement as an independent contractor during the applicable severance period with any other person or entity. Further, the Company agrees to waive the applicable premium cost that you would otherwise be required to pay for continued group health benefit coverage under COBRA for the corresponding period of severance as provided above unless otherwise prohibited under applicable law (i.e., the Company shall be responsible for the payment of the full applicable COBRA premiums). All such payments are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations there under such that no payment made, or benefit provided, to you hereunder shall be subject to an "additional tax" within the meaning of the Code. Receipt of the payments set forth in this paragraph are conditioned upon the execution and delivery of an agreement containing, among other terms, a reasonable and standard release of claims, an agreement of confidentiality, and an agreement of non-solicitation and non-competition for a period of 12 months following termination in such form as the Company shall reasonably determine; provided that such confidentiality, non-solicitation and non-competition provisions shall be the same, or less restrictive than, as described herein, which release of claims shall, to the extent permitted by law, waive all claims and actions against the Company and its employees, officers, directors, affiliates and such other related parties and entities as the Company chooses to include in the release.

•WITHHOLDING: The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company's judgment is required to comply with applicable laws and regulations.

•409A COMPLIANCE: Notwithstanding anything in this offer letter to the contrary, if you are a "specified employee" (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of your employment with the Company, and, if any payment, benefit or entitlement provided for in this offer letter or otherwise both (i) constitutes a "deferral of compensation" within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest, and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first six months following the date of your termination of employment shall be paid or provided to you (or your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate per annum equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

•CONFIDENTIALITY, ETC.: At the time of the commencement of your employment and as a condition of your employment, you will execute and deliver the Company's Confidentiality, Work Product, and Non-Solicitation Agreement.

•PRIOR EMPLOYMENT: During your employment with the Company, you shall not bring any of your prior employers' confidential information or trade secrets to any Company office or other location, or download any such confidential information or trade secrets onto any Company system or device. You further acknowledge that the Company expects and directs its associates to fully comply with any contractual and other legal obligations to their former employers, including any non-solicitation obligations and prohibitions on the unauthorized use or disclosure of confidential information and trade secrets. You represent that you do not have any restrictions, such as a noncompete with your prior employer, that would prohibit you from commencing employment with The Children's Place.

•INDEMNIFICATION/D&O: As an officer of the Company, you will be indemnified on the same terms and conditions and will be covered by the Company's directors' and officers' insurance coverage, as other senior executives of the Company.

•NON-COMPETE: You agree that for a period of twelve (12) months following the date that you are no longer in the employ of the Company or any of its subsidiaries for any reason (the "Separation Date"), you will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venture, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, assist in, engage in, be connected with or otherwise provide services or advice to, any business that is competitive with that of the Company. A "business that is competitive with that of the Company" is one that designs, manufactures, contracts to manufacture or sells children's apparel, children's footwear or children's accessories ("each, a Children's Business") ; provided, that, in the event that an entity has lines of business which are not a Children's Business, you shall be permitted to engage with such entity so long as you are not engaged in a Children's Business. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit your ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of the Company.

You acknowledge and agree that the restrictions on the activities in which you may engage that are set forth above, and the location and period of time for which such restrictions apply, are reasonable and necessary to protect the Company's legitimate business interests. You acknowledge and agree that the Company's business is global and, accordingly, the foregoing restrictions cannot be limited to any particular geographic area. You acknowledge and agree that the foregoing restrictions will not prevent you from earning a livelihood.

In consideration for the Company's agreements in this offer letter, you also acknowledge and agree that, in the event that you are no longer in the employ of the Company or any of its subsidiaries for any reason (whether termination of employment is voluntary or involuntary and whether termination of employment is affected by you or by the Company), the foregoing non-competition agreement will remain in full force and effect, and that the Company would not have entered into this offer letter unless such was the case.

•GOVERNING LAW: This offer letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

Unless specifically stated in this offer letter, all terms and conditions of your employment are as provided by the policies and practices of The Children's Place, Inc. and its affiliates as in effect from time to time.

This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of the Company or yourself, for continued employment of any specified period of time.

I am confident that you will make a strong contribution to our growth and success!

Please indicate your acceptance of and agreement with the foregoing by executing this offer letter and returning a copy to Jared Shure.

Sincerely,

/S/ MUHAMMAD UMAIR        /S/ CLAUDIA LIMA-GUINEHUT
Muhammad Umair    Agreed and Accepted:
President & Interim Chief Executive Officer        Claudia Lima-Guinehut
Date:            Date: